Exhibit 99.1

FOR IMMEDIATE RELEASE

Momentum Telecom to Acquire Alteva

BIRMINGHAM, AL and PHILADELPHIA, PA — September 3, 2015 — Momentum Telecom, Inc. (“Momentum Telecom”) and Alteva, Inc. (“Alteva”) (NYSE MKT: ALTV) announced that they have entered into a definitive agreement under which Alteva will be acquired by Momentum Telecom for a total equity purchase price of $28.7 million (the “Merger”).

Upon the closing of the Merger, shareholders of Alteva will receive $4.70 per common share, which represents a premium of 31% based on the closing price of Alteva’s stock on September 2, 2015 and 38% based on Alteva’s 20-day average price.

The combination of Momentum Telecom and Alteva:

•                  Builds on each company’s expertise in delivering best-in-class unified communications services

•                  Enhances the reach of the sales and marketing initiatives

•                  Strengthens the ability to support new and existing customers

•                  Increases Momentum Telecom’s number of users to over 250,000

Bill Fox, President and Chief Executive Officer of Momentum Telecom, commented, “The combined strengths of these two companies further enhance Momentum Telecom as a market leader in the VoIP and unified communications industry. Alteva shares our dedication to providing top-notch reliability and service to its customers.  We are excited about the opportunity to invest in and grow upon Alteva’s success and significantly expand Momentum’s presence in the Northeast.  With the merger, customers will continue to experience the high quality products, service and support that they count on from Alteva and Momentum today.”

Brian J. Kelley, Chief Executive Officer of Alteva, commented, “After a comprehensive evaluation of strategic alternatives, which included the payment of a dividend of $2.60 per common share on June 30, 2015, our Board of Directors concluded that combining with Momentum Telecom represents the best opportunity to realize immediate, substantial value for our shareholders. In the past year it has become exceedingly clear that profitability in the VoIP space requires significant scale to achieve maximum efficiency. As the industry grows, so does the competitive landscape.  The control of selling expenses and the achievement of operating efficiencies depend on scale. Momentum Telecom and Alteva together constitute the most viable solution toward achieving these goals and benefitting our employees, customers and partners.”

Alteva’s Board of Directors has unanimously approved the Merger, which is expected to close in the fourth quarter of 2015, subject to Alteva shareholder approval, regulatory approvals and other customary closing conditions. Certain officers and directors of Alteva have signed voting agreements committing to support the Merger. Oppenheimer & Co. Inc. is serving as financial advisor to Alteva and DLA Piper LLP is serving as legal counsel to Alteva. Bradley Arant Boult Cummings LLP is serving as legal counsel to Momentum Telecom.

Additional Information and Where to Find It

In connection with the proposed Merger, Alteva will file with the Securities and Exchange Commission (the “SEC”) and furnish to Alteva’s shareholders a proxy statement and other relevant documents. This communication does not constitute a solicitation of any vote or approval.  Shareholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed Merger or incorporated by reference in the proxy statement because they will contain important information about the proposed Merger. Before making any voting decision, investors and security holders are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the proposed Merger as they become available because they will contain important information about the proposed Merger and related matters. Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov.  In addition, investors may obtain a free copy of Alteva’s filings with the SEC from Alteva’s website at www.Alteva.com or by directing a request to:  Alteva, Inc., 400 Market Street, Suite 1100, Philadelphia, Pennsylvania 19106, Attn:  Investor Relations.

Participants in Solicitation

The directors, executive officers and certain other members of management and employees of Alteva and Momentum Telecom may be deemed “participants” in the solicitation of proxies from shareholders of Alteva in favor of the proposed Merger.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Alteva in connection with the proposed Merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC.  You can find information about Alteva’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”) as filed with the SEC on March 17, 2015 and Amendment No. 1 to the Form 10-K as filed with the SEC on April 30, 2015.

About Momentum Telecom

Momentum Telecom is a leading VoIP, broadband services and unified communications provider, offering smart, customizable cloud solutions to direct subscribers and more than 400 partners nationwide. Momentum Telecom delivers superior quality products backed by a geo-redundant network with best- in-class uptime and industry leading customer service. Headquartered in Birmingham, AL, Momentum Telecom has regional offices across the United States. To learn more visit momentumtelecom.com or connect with us on Facebook, Google Plus, Twitter, or Linkedin. You can also visit the Momentum blog to keep up with the latest innovations in cloud communications and business productivity.

About Alteva

Alteva (NYSE MKT:  ALTV) is a premier provider of hosted Unified Communications as a Service (“UCaaS”) that significantly enhances business productivity and efficiency.  Alteva’s UCaaS solution integrates and optimizes best-in-class cloud-based technologies and business applications to deliver a comprehensive voice, video and collaboration service for the office and mobile workforce.  Alteva is committed to delivering meaningful value to our customers through a consistent, high quality and unified user experience across multiple devices, platforms and operating systems.  These attributes have positioned Alteva as a leading hosted communications provider and the partner of choice for a growing number of business customers nationwide and internationally.  To learn more about Alteva, please visit www.alteva.com.  You can also follow Alteva on Twitter @AltevaInc or LinkedIn.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding the proposed Merger may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and variations of such words and other similar expressions, and are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. These statements, as they relate to Alteva or Momentum, the management of either such company or the proposed Merger, involves risks and uncertainties that may cause results to differ materially from those set forth in the statements. Alteva intends that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Alteva’s actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements:  the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive Merger agreement between the parties; the inability to complete the proposed Merger due to the failure to obtain shareholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks related to disruption of management’s attention from Alteva’s ongoing business operations due to the proposed Merger; the effect of the announcement of the proposed Merger on Alteva’s relationships with its customers, suppliers, operating results and business generally and other risks and uncertainties described under “Item 1A. Risk Factors” in Alteva’s Annual Report on Form 10-K and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 and in other documents filed with the SEC by Alteva. Given these uncertainties, current and prospective investors should be cautioned regarding reliance on such forward-looking statements. Except as required by law, Alteva disclaims any obligation to update any such factors or to publicly announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments. A more comprehensive discussion of risks, uncertainties, financial reporting restatements, and forward-looking statements may be seen in Alteva’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Media/Investor Contacts:

At Momentum Telecom:

Stuart Roesel

Marketing Director

Stuart.Roesel@momentumtelecom.com

At Alteva:

shareholderrelations@alteva.com

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